Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of this June 22, 2021 and effective as of July 1, 2021 (“Effective Date”), by and between Ault Global Holdings, Inc., a Delaware corporation with an address of 11411 Southern Highlands Parkway, Suite 240, Las Vegas, NV 89141 (the “Company”) and Christopher K. Wu, an individual (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Executive desires to be employed by the Company as its Executive Vice President of Alternative Investments of the Company and as the President of Ault Alliance, Inc., the Company’s wholly owned subsidiary, and the Company wishes to employ Executive in each such capacity;

NOW, THEREFORE, in consideration of the foregoing recitals and the respective covenants and agreements of the parties contained in this Agreement, the Company and Executive hereby agree as follows:

1.           Employment and Duties. The Company agrees to employ and Executive agrees to serve as the Company's Executive Vice President of Alternative Investments. The rights, duties and responsibilities of Executive shall include providing executive leadership of business development, marketing and communications functions to promote sustainable growth of the Company, working closely with the Chief Executive Officer, using his business units to build a cohesive organization that operates with an efficient, consistent approach to addressable markets and the investor community, and such other responsibilities as are set forth as Annex A hereto. Executive shall report to the Board of Directors (the “Board”) of the Company, the Executive Chairman of the Board and the Chief Executive Officer.

Executive shall devote a sufficient amount of his working time and efforts during the Company's normal business hours to the business and affairs of the Company and its subsidiaries in order to diligently and faithfully perform his duties and responsibilities duly assigned to him pursuant to this Agreement. Executive shall be permitted to carry on additional activities provided that none of the additional activities interferes with the performance of the duties and responsibilities of Executive or are determined to be inconsistent with the position, standing, stature, reputation or best interests of the Company; nothing in this Section 1, shall prohibit Executive from (a) serving as a director or member of a committee of entities that do not, in the reasonable good faith determination of the Board, compete with the Company or otherwise create, or could create, in the reasonable good faith determination of the Board, a conflict of interest with the business of the Company; (b) delivering lectures, fulfilling speaking engagements, and any writing or publication relating to his area of expertise; (c) serving as a director or trustee of any governmental, charitable or educational organization; or (d) engaging in additional activities in connection with personal and/or business investments and community affairs.

2.           Term. The term of this Agreement shall commence on the Effective Date and shall continue through December 31, 2023, subject to renewal with each party’s consent for another twelve (12) months (the “Term”) unless earlier terminated by either party providing the other party with written notice of his or its intention to terminate this Agreement upon thirty (30) days’ notice.

3.          Place of Employment. Executive's services may, but need not, be performed at the Company's offices at the address in the first paragraph above. The Executive may from time to time perform his duties to the Company at another location or locations, at the discretion of Executive. The parties acknowledge, however, that Executive may be required to travel in connection with the performance of his duties hereunder.

4.           Base Salary. For all services to be rendered by Executive pursuant to this Agreement, the Company agrees to pay Executive during the Term a base salary at an annual rate of $300,000 (the “Base Salary”). In addition, the Base Salary as then in effect shall be subject to such further upward adjustments as shall be determined by the Board in its sole discretion. The Base Salary shall be paid in periodic installments in accordance with the Company's regular payroll practices.

5.           Bonuses. Executive will be entitled to Bonuses as follows:

a.       A signing bonus in the amount of $25,000, payable upon the Effective Date;

b.       During the Term, the Executive shall be entitled to an annual bonus (the “Annual Bonus”) if the Company meets or exceeds criteria adopted by the Compensation Committee of the Board for earning Bonuses which shall be adopted by the Compensation Committee annually. Bonuses shall be paid by the Company to the Executive promptly after determination that the relevant targets have been met, it being understood that the attainment of any financial targets associated with any bonus shall not be determined until following the completion of the Company’s annual audit and public announcement of such results and shall be paid promptly following the Company’s announcement of earnings. The Annual Bonus may consist of cash, the Company’s Class A Common Stock (the “Common Stock”), or a combination of the two. Notwithstanding the foregoing, in the event that the Executive’s employment is terminated as of a date other than January 1 of any year, then the calculation of the bonus shall be prorated accordingly.

c.       During the initial eighteen (18) months of the Term, the Executive shall be entitled to receive a cash incentive payment equal to 1.25% of third-party debt that the Executive is directly involved in obtaining for the Company and/or investments in which the Company participates. After eighteen (18) months, the cash incentive payment shall be reduced to 0.75%. If the Company makes an investment as a direct result of the Executive’s efforts, then the Executive shall be entitled to receive a cash incentive payment equal to 6% of the realized gains, if any, from the investment(s). The 6% cash incentive payment shall be based upon the amount of net realized gains in a calendar year and shall reset annually on January 1st. If the Company receives management fees in connection with an investment as a direct result of the Executive’s efforts or, in the Company’s discretion, the Executive contributes significantly to the transaction and subsequent management, the Executive may be eligible to receive a portion of the management fee commensurate with the Executive’s contribution. The payment of any management fee shall be determined on a case-by-case basis.

d.       The Company shall grant to Executive an option to purchase 400,000 shares of Common Stock exercisable for a period of seven (7) years at a per share exercise price of equal to the closing price of the Common Stock on the Effective Date. The options shall vest ratably over 48 months beginning with the first month after the grant date. Vesting shall be contingent upon receiving shareholder approval of the Company’s 2021 Stock Incentive Plan.

e.       The Company shall grant to Executive 100,000 shares of Common Stock (the “Stock Award”), which shall be issued under the Company’s 2021 Stock Incentive Plan. The Stock Award shall vest in 12.5% increments, semi-annually, on May 15th and November 15th over a period of 48 months, beginning with the first month after the Effective Date. Vesting shall be contingent upon receiving NYSE American approval of the Company’s 2021 Stock Incentive Plan.

f.       All bonus or other incentive-based or equity-based compensation provided to the Executive shall be subject to the Company’s Clawback Policy for Restatements, which is appended hereto as Annex B.

6.           Expenses. Executive shall be entitled to prompt reimbursement by the Company for all reasonable and necessary travel, entertainment, and other expenses incurred by Executive while employed (in accordance with the policies and procedures established by the Company for its executive officers) in the performance of his duties and responsibilities under this Agreement; provided, that Executive shall properly account for such expenses in accordance with Company policies and procedures. Notwithstanding anything herein or in the Company’s policies and procedures to the contrary, Executive shall be reimbursed for the cost of his cellular phone, internet services and a laptop used for the Company’s business.

7.           Benefits.

(a)           Benefit Plans. During the term of this Agreement, on the later of (i) the first day of the month after the Effective Date or (ii) the date upon which the respective Benefit Plans (as defined below) are available for the Company’s employees, the Executive shall be eligible to participate in incentive, stock purchase, savings, retirement, and welfare benefit plans, including, without limitation, health, medical, dental, vision, life (including accidental death and dismemberment) and disability insurance plans (collectively, “Benefit Plans”), in the same manner and at the same levels as the Company makes such opportunities available to the Company's managerial or salaried executive employees. In the event that any waiting periods or other eligibility requirements are imposed prior to Executive becoming eligible for any of such Benefit Plans, then the Company shall reimburse Executive for the cost(s) incurred by Executive in maintaining his current benefit plans during any such waiting or eligibility periods.

2

(b)       Vacation. The Executive shall be entitled to four (4) weeks of vacation (in addition to the usual national holidays) during each contract year during which he serves hereunder. Such vacation shall be taken at such time or times as will be mutually agreed between the Executive and the Company. Vacation not taken during a calendar year may be carried forward, with a maximum accrual of eight (8) weeks.

(c)       Severance Compensation. Upon termination of Executive's employment (other than upon the expiration of the Term): (i) Executive shall be entitled to receive any earned but unpaid Base Salary through the termination date; (ii) Executive shall be entitled to receive any and all reasonable expenses paid or incurred by the Executive in connection with and related to the performance of his duties and responsibilities for the Company during the period ending on the termination date, and (iii) Executive shall be entitled to receive any accrued but unused vacation time through the termination date. Further, unless the Executive's employment is terminated as a result of his death or Disability or for Cause or Executive terminates his employment without Good Reason, then upon the termination or non-renewal of Executive's employment, the Company shall pay to Executive a severance payment as follows: the Company shall pay Executive an amount equal to six (6) months of Executive's Base Salary (as in effect immediately prior to the termination date), and (b); and a prorated Bonus amount equal to the Annual Bonus generated during the fraction of the year that the Executive has been employed as of the termination date, payable in accordance with standard bonus payment practices of the Company.

For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Cause” shall mean the willful and continued failure of the Executive to perform substantially his duties and responsibilities for the Company (other than any such failure resulting from Executive’s death or Disability) after a written demand by the Board for substantial performance is delivered to the Executive by the Company, which specifically identifies the manner in which the Board believes that the Executive has not substantially performed his duties and responsibilities, which willful and continued failure is not cured by the Executive within thirty (30) days of his receipt of such written demand; (b) the conviction of, or plea of guilty or nolo contendere to, a felony, or (c) fraud, dishonesty or gross misconduct which is materially and demonstratively injurious to the Company.

“Disability” shall mean a physical or mental disability that prevents the performance by the Executive, with or without reasonable accommodation, of his duties and responsibilities hereunder for a period of not less than an aggregate of three (3) months during any six (6) consecutive months.

“Good Reason” shall mean (1) the assignment, without the Executive’s consent, to the Executive of duties that are significantly different from, and that result in a diminution of, the duties that he assumed on the Effective Date or the imposition of a requirement that Executive report to any person other than the Board and/or the Chief Executive Officer; (2) the assignment, without the Executive’s consent, to the Executive of a title that is different from and subordinate to the titles Executive Vice President of Alternative Investments of the Company or President of Ault Alliance, Inc., provided, however, for the absence of doubt following a Change of Control, should the Executive cease to retain either the title or responsibilities assumed on the Effective Date, or Executive is required to serve in a diminished capacity or lesser title in a division or unit of another entity (including the acquiring entity), such event shall constitute Good Reason regardless of the title of Executive in such acquiring company, division or unit; (3) material breach by the Company of this Agreement; and (4) the relocation of Executive’s regular office to a location that is more than twenty-five (25) miles from Executive’s current office.

8.       Confidential Information.

(a)       Disclosure of Confidential Information. The Executive recognizes, acknowledges and agrees that he has had and will continue to have access to secret and confidential information regarding the Company, its subsidiaries and their respective businesses (“Confidential Information”), including but not limited to, its products, methods, formulas, software code, patents, sources of supply, customer dealings, data, know-how, trade secrets and business plans, provided Confidential Information shall not include information and know how that was known to Executive prior to his employment hereunder, is in or does hereafter become part of the public domain, or becomes known to others through no fault of the Executive. The Executive acknowledges that such Confidential Information is of great value to the Company, is the sole property of the Company, and has been and will be acquired by him in confidence. In consideration of the obligations undertaken by the Company herein, the Executive will not, at any time, during or after his employment hereunder, reveal, divulge or make known to any person, any Confidential information acquired by the Executive during the course of his employment, which is treated as confidential by the Company, and not otherwise in the public domain. The provisions of this Section 8 shall survive the termination of the Executive’s employment hereunder for three years.

3

(b)       The Company acknowledges that notwithstanding the foregoing, Executive, through his extensive experience and contacts in the industry is already in possession of significant information and know how regarding the Company, its products and the industry within which it operates. Nothing herein shall be deemed to restrict Executive, during the term hereof or thereafter, from disclosing or using any such information.

(c)       In the event that the Executive’s employment with the Company terminates for any reason, the Executive shall deliver forthwith to the Company any and all originals and copies or inform the Company in writing that the Executive has destroyed all originals and copes, including those in electronic or digital formats, of Confidential Information; provided, however, that Executive shall be entitled to retain (i) papers and other materials of a personal nature, including, but not limited to, photographs, correspondence, personal diaries, calendars and rolodexes, personal files and phone books, (ii) information showing his compensation or relating to reimbursement of expenses, (iii) information that he reasonably believes may be needed for tax purposes and (iv) copies of plans, programs and agreements relating to his employment, or termination thereof, with the Company.

9.       Non-Competition and Non-Solicitation. To the fullest extent permissible under applicable law, during the term of this Agreement and for a period of two (2) years following termination of this Agreement (the “Separation Period”):

(a)       The Executive agrees and acknowledges that the Confidential Information that the Executive has already received and will receive is valuable to the Company and that its protection and maintenance constitutes a legitimate business interest of the Company, to be protected by the non-competition restrictions set forth herein. The Executive agrees and acknowledges that the non-competition restrictions set forth herein are reasonable and necessary and do not impose undue hardship or burdens on the Executive. The Executive also acknowledges that the products and services developed or provided by the Company, its affiliates and/or its clients or customers are or are intended to be sold, provided, licensed and/or distributed to customers and clients primarily in and throughout the United States (the “Territory”) (to the extent the Company comes to operate, either directly or through the engagement of a distributor or joint or co-venturer, or sell a significant amount of its products and services to customers located, in areas other than the United States during the term of the Term, the definition of Territory shall be automatically expanded to cover such other areas), and that the Territory, scope of prohibited competition, and time duration set forth in the non-competition restrictions set forth below are reasonable and necessary to maintain the value of the Confidential Information of, and to protect the goodwill and other legitimate business interests of, the Company, its affiliates and/or its clients or customers. The provisions of this Section 9 shall survive the termination of the Executive’s employment hereunder.

(b)       The Executive hereby agrees and covenants that he shall not, during the Term and any Separation Period, without the prior written consent of the Company, directly or indirectly, in any capacity whatsoever, including, without limitation, as an employee, employer, consultant, principal, partner, shareholder, officer, director or any other individual or representative capacity (other than (i) as a holder of less than ten percent (10%) of the outstanding securities of a company whose shares are traded on any national securities exchange or (ii) as a limited partner, passive minority interest holder in a venture capital fund, private equity fund or similar investment entity which holds or may hold an equity or equity-linked security position in portfolio companies that are directly competitive with the Company’s products or services; provided however, that the Executive shall be precluded from serving as an operating partner, general partner, manager or governing board designee with respect to such portfolio companies), or whether on the Executive's own behalf or on behalf of any other person or entity or otherwise howsoever, during the Term and the Separation Period and thereafter to the extent described below, within the Territory:

(1)       Finance, lend, acquire or invest on behalf of another investment company, lender or financing vehicle that the Executive joins in any capacity, a financing or investment opportunity that the Executive and the Company has had substantive financing or investment discussions with in the preceding one (1) year from the Executive’s termination date without prior written consent from the Company.

(2)       Recruit, solicit or hire, or attempt to recruit, solicit or hire, any employee, or independent contractor of the Company to leave the employment (or independent contractor relationship) thereof, whether or not any such employee or independent contractor is party to an employment agreement, for the purpose of directly competing with the business of the Company;

4

(3)       Attempt in any manner to solicit or accept from any customer of the Company, with whom Executive had significant contact during Executive’s employment by the Company (whether under this Agreement or otherwise), business of the kind or competitive with the business done by the Company with such customer or to persuade or attempt to persuade any such customer to cease to do business or to reduce the amount of business which such customer has customarily done or might do with the Company, or if any such customer elects to move its business to a person other than the Company, provide any services of the kind or competitive with the business of the Company for such customer, or have any discussions regarding any such service with such customer, on behalf of such other person; or

(4)       Interfere with any relationship, contractual or otherwise, between the Company and any other party, including, without limitation, any supplier, distributor, co-venturer or joint venturer of the Company, for the purpose of soliciting such other party to discontinue or reduce its business with the Company.

For purposes hereof, a business shall not be deemed to be in competition with the business of the Company, nor shall any products or services be deemed to compete with those of the Company, unless the Company presently produces, sells or distributes or, has, during the Term, plans to produce, sell or distribute, such products or services.

With respect to the activities described in Paragraphs (1), (2), (3) and (4) above, the restrictions of this Section 9(b) shall continue during the Term and until termination of the Separation Period following the termination of this Agreement or of the Executive’s employment with the Company (including upon expiration of this Agreement), whichever occurs later; provided, however that, in the event this Agreement or Executive’s employment is terminated by Executive for Good Reason or is terminated by Company without Cause, then the restrictions contained in Section 9(b) shall continue during the Term, and not beyond.

10.       Section 409A. The provisions of this Agreement are intended to comply with Section 409A of the Code and any final regulations and guidance promulgated thereunder (“Section 409A”) and shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

To the extent that Executive will be reimbursed for costs and expenses or in-kind benefits, except as otherwise permitted by Section 409A, (a) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, (b) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; provided that the foregoing clause (b) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (c) such payments shall be made on or before the last day of the taxable year following the taxable year in which you incurred the expense.

A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination constitutes a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement references to a “termination,” “termination of employment” or like terms shall mean Separation from Service.

Each installment payable hereunder shall constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b), including Treasury Regulation Section 1.409A-2(b)(2)(iii). Each payment that is made within the terms of the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4) is intended to meet the “short-term deferral” rule. Each other payment is intended to be a payment upon an involuntary termination from service and payable pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii), et. seq., to the maximum extent permitted by that regulation, with any amount that is not exempt from Code Section 409A being subject to Code Section 409A.

5

Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination, then only that portion of the severance and benefits payable to Executive pursuant to this Agreement, if any, and any other severance payments or separation benefits which may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”), which (when considered together) do not exceed the Section 409A Limit (as defined herein) may be made within the first six (6) months following Executive’s termination of employment in accordance with the payment schedule applicable to each payment or benefit. Any portion of the Deferred Compensation Separation Benefits in excess of the Section 409A Limit otherwise due to Executive on or within the six (6) month period following Executive’s termination will accrue during such six (6) month period and will become payable in one lump sum cash payment on the date six (6) months and one (1) day following the date of Executive’s termination of employment. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following termination but prior to the six (6) month anniversary of Executive’s termination date, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.

For purposes of this Agreement, “Section 409A Limit” will mean a sum equal (x) to the amounts payable prior to March 15 following the year in which Executive terminations plus (y) the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Company’s taxable year preceding the Company’s taxable year of Executive’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any IRS guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

11.       Golden Parachute Limitation. Notwithstanding any other provision of this Agreement, in the event that it shall be determined that the aggregate payments or distributions by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Payments”), constitute “excess parachute payments” (as such term is defined under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) or any successor provision, and the regulations promulgated thereunder (collectively, “Section 280G”)) that would be subject to the excise tax imposed by Section 4999 of the Code or any successor provision (collectively, “Section 4999”) or any interest or penalties with respect to such excise tax (the total excise tax, together with any interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Payments shall be either (a) delivered in full, or (b) delivered to such lesser extent that would result in no portion of the Payments being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable Federal, state or local income and employment taxes and the Excise Tax, results in the receipt by Executive, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be subject to the Excise Tax. In the event that the Payments are to be reduced pursuant to this Section 11, such Payments shall be reduced such that the reduction of compensation to be provided to Executive as a result of this Section 11 is minimized. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis (but not below zero). All calculations required pursuant to this Section 11 shall be performed in good faith by nationally recognized registered public accountants or tax counsel selected by the Company.

12.       Miscellaneous.

(a)         The Executive acknowledges that the services to be rendered by him under the provisions of this Agreement are of a special, unique and extraordinary character and that it would be difficult or impossible to replace such services. Furthermore, the parties acknowledge that monetary damages alone would not be an adequate remedy for any breach by the Executive of Section 8 or Section 9 of this Agreement. Accordingly, the Executive agrees that any breach or threatened breach by him of Section 8 or Section 9 of this Agreement shall entitle the Company, in addition to all other legal remedies available to it, to apply to any court of competent jurisdiction to seek to enjoin such breach or threatened breach. The parties understand and intend that each restriction agreed to by the Executive hereinabove shall be construed as separable and divisible from every other restriction, that the unenforceability of any restriction shall not limit the enforceability, in whole or in part, of any other restriction, and that one or more or all of such restrictions may be enforced in whole or in part as the circumstances warrant. In the event that any restriction in this Agreement is more restrictive than permitted by law in the jurisdiction in which the Company seeks enforcement thereof, such restriction shall be limited to the extent permitted by law. The remedy of injunctive relief herein set forth shall be in addition to, and not in lieu of, any other rights or remedies that the Company may have at law or in equity.

(b)         Neither the Executive nor the Company may assign or delegate any of their rights or duties under this Agreement without the express written consent of the other; provided, however, that the Company shall have the right to delegate its obligation of payment of all sums due to the Executive hereunder, provided that such delegation shall not relieve the Company of any of its obligations hereunder.

6

(c)         During the term of this Agreement, the Company (i) shall indemnify and hold harmless Executive and his heirs and representatives as provided under the Company’s certificate of incorporation, bylaws and indemnification agreement and (ii) shall cover Executive under the Company’s directors’ and officers’ liability insurance on the same basis as it covers other senior executive officers and directors of the Company.

(d)       This Agreement constitutes and embodies the full and complete understanding and agreement of the parties with respect to the Executive’s employment by the Company, supersedes all prior understandings and agreements, whether oral or written, between the Executive and the Company, and shall not be amended, modified or changed except by an instrument in writing executed by the party to be charged (it being understood that, pursuant to Section 7, the Benefit Plans and relevant option agreements shall govern with respect to the subject matter thereof). The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement. No waiver by either party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

(e)       This Agreement shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their respective successors, heirs, beneficiaries and permitted assigns. The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(f)       All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by reputable national overnight delivery service (e.g. Federal Express) for overnight delivery to the party at the address set forth in the preamble to this Agreement, or to such other address as either party may hereafter give the other party notice of in accordance with the provisions hereof. Notices shall be deemed given on the sooner of the date actually received or the third business day after deposited in the mail or one business day after deposited with an overnight delivery service for overnight delivery.

(g)       Choice of Law, Jurisdiction and Venue. The corporate laws of the State of New York shall govern all issues concerning this Agreement. All other questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting the New York, New York, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(h)       This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one of the same instrument. The parties hereto have executed this Agreement as of the date set forth above.

7

(i)       The Executive represents and warrants to the Company, that he has the full power and authority to enter into this Agreement and to perform his obligations hereunder and that the execution and delivery of this Agreement and the performance of his obligations hereunder will not conflict with any agreement to which Executive is a party. The Company represents and warrants to Executive that it has the full power and authority to enter into this Agreement and to perform its obligations hereunder and that the execution and delivery of this Agreement and the performance of its obligations hereunder will not conflict with any agreement to which the Company is a party.

[Signature page follows immediately]

8

IN WITNESS WHEREOF, the Executive and the Company have caused this Executive Employment Agreement to be executed as of the date first above written.

AULT GLOBAL HOLDINGS, INC.

By:	/s/ William B. Horne
Name:	William B. Horne
Title:	Chief Executive Officer

AULT ALLIANCE, INC.

By:	/s/ Darren Magot
Name:	Darren Magot
Title:	Chief Executive Officer

EXECUTIVE

By:	/s/ Christopher Wu
Name:	Christopher Wu

9

ANNEX A

Overview

Provide executive leadership of business, transactional, financing and investment development to promote sustainable growth of the Company. Work closely with CEO and Executive Chairman and the Company’s subsidiaries and business units to build a cohesive organization that operates with an efficient, consistent approach to investments and securities and the investor community.

Assist the Company and its subsidiaries and business units to implement strategic and business development. Oversee Company-wide strategic planning process and contribute to identifying and analyzing potential new acquisitions as well as identifying, analyzing and divesting sub-optimized business units, if any.

Responsibilities

-	Strategic Planning: Develop strategic investment plan to drive sustainable and profitable growth

o	Draw input from the CEO and Executive Chairman, the business units and AGH Corporate to provide a solid factual basis developing the strategic investment plan

o	Identify and analyze acquisitions or investments, joint ventures and partnerships that will drive growth profitably and value creation sustainably over time

-	Business Development: Support structured business acquisition process across all business units and implement an automated platform to manage the opportunity stream

o	Help define criteria and processes for moving opportunities through the business acquisition funnel with the greatest efficiency based projected prospects of success

-	Communications: Support a communications plan with clear protocols to raise positive awareness of the Company and deliver clear, compelling messages that will resonate with targeted stakeholder groups (i.e., customers, prospective customers, investors, prospective investors, business partners, competitors, government policy holders, market analysts, the media, financial institutions, employees, prospective employees, corporate executives and managers)

-	Special Projects: Manage projects from the CEO and Executive Chairman as assigned

ANNEX B

CLAWBACK POLICY FOR RESTATEMENTS

In the event that Ault Global Holdings, Inc. or any of its subsidiaries (including its subsidiaries, the “Corporation”) is required under Generally Accepted Accounting Principles (“GAAP”) to prepare an accounting restatement to correct an accounting error on an interim or annual financial statement included in a report on Form 10-Q or 10-K, due to material noncompliance with any financial reporting requirement under the federal security laws, the Board shall determine whether the restatement was caused by the knowing misconduct of the CEO, CFO or other Section 16 Officer:

(a)          If the Board determines that knowing misconduct by any member of the Board, the CEO, the CFO or any other Section 16 officer has occurred and caused such restatement, it shall take the steps necessary to secure reimbursement from his/her:

(i)       any bonus or other incentive-based or equity-based compensation received by the responsible officer or director from the Corporation during the 9-month period following the first public issuance or filing with the Securities and Exchange Commission (whichever occurs first) of the financial document embodying such error; and

(ii)       any net profits realized by the responsible officer or director from the sale of the Corporation’s securities during that 9-month period; and

(b         If the Board determines that the restatement was due to something other than misconduct, then the Board must recoup any excess incentive- or performance-based compensation paid to executive officers based on overstated performance of the Corporation in order to ensure proper alignment of compensation with actual performance and long-term value creation. The Board’s determination and bases therefor must be recorded in the Board resolutions or minutes;

(c)         The Board shall disclose in the Corporation’s proxy statement the results of its investigation into the reasons for the restatement and the amount of incentive compensation recouped, if any, on the basis of the investigation;

(d)         This provision does not purport to limit Section 304 of the Sarbanes-Oxley Act of 2002 (the “SOX”) in any way, but any monies recovered under this provision shall be deemed by the Corporation to have been recovered under Section 304 of SOX; and

(e)         All current employment agreements and contracts relating to compensation of the Corporation’s officers and directors shall be modified to reflect this policy.